Filed Pursuant to Rule 433

Registration No. 333-216111

Republic Services, Inc.

Pricing Term Sheet

November 13, 2017

3.375% Notes due 2027

Issuer:	Republic Services, Inc.

Ratings (Moody’s / S&P / Fitch)*:	Baa3 (positive) / BBB+ (stable) / BBB (positive)

Principal Amount:	$650,000,000

Trade Date:	November 13, 2017

Settlement Date:	November 16, 2017 (T+3)

Maturity Date:	November 15, 2027

Interest Payment Dates:	May 15 and November 15, beginning May 15, 2018

Benchmark Treasury:	UST 2.250% due November 15, 2027

Benchmark Treasury Price and Yield:	98-23 and 2.395%

Spread to Benchmark Treasury:	T + 100 basis points

Yield to Maturity:	3.395%

Coupon (Interest Rate):	3.375%

Price to Public:	99.832% of the principal amount

Underwriting Discount:	0.650%

Make-Whole Call:	Prior to August 15, 2027 (three months before the maturity date), T + 15 basis points

Par Call:	On or after August 15, 2027 (three months before the maturity date)

CUSIP/ISIN:	760759AS9/US760759AS91

Joint Book-Running Managers:

BNP Paribas Securities Corp.

J.P. Morgan Securities LLC

Wells Fargo Securities, LLC

Mizuho Securities USA LLC

MUFG Securities Americas Inc.

Scotia Capital (USA) Inc.

SMBC Nikko Securities America, Inc.

U.S. Bancorp Investments, Inc.

Co-Managers:	BB&T Capital Markets, a division of BB&T Securities, LLC BBVA Securities Inc. RBC Capital Markets, LLC SunTrust Robinson Humphrey, Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus and preliminary prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BNP Paribas Securities Corp. toll-free at 800-854-5674, J.P. Morgan Securities LLC collect at (212) 834-4533 or Wells Fargo Securities, LLC toll free at 1-800-645-3751.

This pricing term sheet supplements the preliminary prospectus supplement issued by Republic Services, Inc. on November 13, 2017 relating to its Prospectus dated February 16, 2017.